                                                             Exhibit 99(d)(iii)

                        SEPARATION AGREEMENT AND RELEASE

                This Separation Agreement and Release (this "Agreement") is made and entered into this 19th day of January, 2000, by Trigen Energy Corporation, a Delaware corporation (the "Company"), and Thomas R. Casten (the "Employee").

                                   WITNESSETH:

                WHEREAS, the Employee and the Company are parties to an Employment Agreement dated as of August 10, 1994 (the "Employment Agreement");

                WHEREAS, the Employee desires to resign his employment with the Company and the Company is willing to accept the Employee's resignation, subject to the terms and conditions of this Agreement set forth below; and

                WHEREAS, the Company has made certain awards to the Employee of shares of restricted common stock (the "Common Stock") of the Company, par value $.01 per share (the "Restricted Stock"), and options (the "Options") to acquire the Common Stock, in each case, pursuant to the Trigen Energy Corporation 1994 Stock Incentive Plan (the "Plan") (the number of vested and unvested Options and the number of shares of Restricted Stock are set forth on Exhibit A hereto).

                NOW THEREFORE, the Company and Employee, in consideration of the covenants and agreements herein expressed, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

                1. RESIGNATION. The Employee hereby resigns from all of his positions as a director and officer of the Company and all of its subsidiaries and affiliates effective as of the date hereof (the "Termination Date"). Notwithstanding the foregoing, the Employee shall be entitled to remain a general partner of the Trenton District Energy Company ("TDEC") in accordance with the terms of the governing instruments of TDEC; PROVIDED, HOWEVER, that the Employee shall in no way interfere with or participate in the management or day-to-day operations of TDEC. From and after the Termination Date, the Employee shall not be authorized to incur or commit to any expenses, obligations or liabilities on behalf of the Company, its subsidiaries or affiliates.

                2. SEVERANCE PAYMENTS. For and in consideration of all of the Employee's acknowledgments, releases and covenants set forth in this Agreement, the Employee shall be entitled to the following compensation and benefits (collectively, the "Severance Payments"):

                     a) INITIAL SALARY CONTINUATION. In accordance with the terms of the Employment Agreement, the Company shall continue to pay the Employee 1/12 of his annual base salary at the rate in effect on the Termination Date for each completed month of service until August 10, 2000. Such payments shall be made in accordance with the normal payroll procedures of the Company and be pro-rated for any partial payroll period.

                     b)    SUPPLEMENTARY SEVERANCE AND BENEFITS.

                           (i) ADDITIONAL SALARY CONTINUATION.  The Company
shall continue to pay the Employee 1/12 of his annual base salary at the rate in effect on the Termination Date for each completed month of service from August 11, 2000 until the expiration of the Severance Period (as defined below). Such payments shall be made in accordance with the normal payroll procedures of the Company and be pro-rated for any partial payroll period. "Severance Period" shall mean the period ending on the earlier of (A) the second anniversary of the Termination Date, (B) the date the Employee breaches any of his obligations under this Agreement or (C) the date the Employee becomes a participant in a proxy contest or solicits proxies to challenge actions recommended by the Company's Board of Directors.

                           (ii) RESTRICTED STOCK.  Subject to Section 2(f)
below, the shares of the Restricted Stock which are not vested as of the Termination Date shall remain outstanding and become vested upon the earlier of
(A) the attainment by the Company of cumulative diluted earnings of $2.08 per share on the Company's Common Stock in any four consecutive fiscal quarters, (B) the second anniversary of the Termination Date or (C) such earlier time as vesting occurs under the Plan. Notwithstanding the foregoing, immediately before the "Effective Time" (as such term is defined in the Agreement and Plan of Merger, dated as of January 19, 2000, among Elyo S.A., T Acquisition Corp. and the Company (the "Merger Agreement")), 100% of the shares of Restricted Stock shall be canceled and the Company shall, subject to Section 2(f) below, make a cash payment to the Employee on the "Closing Date" (as such term is defined in the Merger Agreement) equal to the product obtained by multiplying 9,550 by the "Merger Consideration" (as such term is defined in the Merger Agreement), and on the second anniversary of the Closing Date, the Company shall, subject to
Section 2(f) below, make a cash payment to the Employee equal to product obtained by multiplying 28,649 by the Merger Consideration.

                           (iii) OPTIONS. Subject to Section 2(f) below, all
Options which are not vested as of the Termination Date shall remain outstanding and continue to vest and become exercisable in accordance with the vesting schedule in effect immediately prior to the Termination Date as if the Employee had remained continuously employed by the Company following the Termination Date, provided, however, that all Options to the extent not vested on the second anniversary of the Termination Date shall become vested on such anniversary. All Options shall remain exercisable for a period of thirty (30) days following the second anniversary of the Termination Date, after which all such Options shall be canceled. Notwithstanding the foregoing, all Options that remain outstanding immediately before the Effective Time, if any, shall be treated in accordance with the terms of the Merger Agreement.

                           (iv) BENEFITS CONTINUATION.  Subject to Section 2(f)
below, for a period of two years following the Termination Date or, if earlier, until the Employee obtains new employment, the Company shall permit the Employee to continue to participate in the insurance plans (including life, disability, health and medical) provided by the Company to its employees from time to time in accordance with the terms of such plans as if the Employee continued to be employed by the Company for such period. Subject to Section 2(f) below, for a period of two years following the Termination Date or, if earlier, until the Employee obtains new employment, the Company will provide the Employee such administrative support that he may reasonably request, including reasonable access to the Company's information technology department for technical support for his personal computer and the reasonable assistance of Mrs. Linda Prime or, if at no additional cost to the Company, a different senior administrative assistant if Mrs. Prime is no longer employed by the Company. Subject to Section 2(f), the Employee shall be entitled to retain the office furniture, laptop computer and personal computer which the Company made available to the Employee immediately prior to the Termination Date.

                     c) ACCRUED VACATION. Within ten (10) days of the date hereof, the Company shall pay the Employee a lump sum cash payment of $31,976.92 in respect of the Employee's accrued vacation through the Termination Date.

                     d) OUTPLACEMENT/FINANCIAL ADVISOR SERVICES. For a period of one (1) year following the Termination Date, the Company shall provide the Employee outplacement and financial advisor services at a cost not to exceed $25,000 on a pre-tax basis, through the outplacement service firm and financial advisor selected by the Employee.

                     e) 1999 BONUS. The Employee shall be entitled to receive an annual cash bonus in respect of the Company's 1999 fiscal year in accordance with the terms of the Company's annual incentive plan in effect as of December 31, 1999. The Company shall disclose the bonus calculation to the Employee. If as of the date hereof, the Employee had a good faith belief that certain "extraordinary items" or "asset impairment" write-offs that are taken into account in such calculation should not have been so accounted for and the Employee can demonstrate that the treatment of such item or write-off was inconsistent with the Company's past practices, the Company shall recalculate the Employee's bonus; PROVIDED, HOWEVER, that the Employee acknowledges that the Company included a reserve of $3 million in its latest 1999 forecast for the write-off of certain assets located in London, Canada and agrees that, if such write-down is taken into account in the Company's 1999 financial statements and is used to compute the 1999 bonuses of the other incentive plan participants, it shall be taken into account in computing the Employee's bonus. Such bonus shall be paid to the Employee at the time the Company pays bonuses in respect of fiscal 1999 to all annual incentive plan participants.

                     f) FORFEITURE OF THE SEVERANCE PAYMENTS. If the Severance Period expires prior to the Second Anniversary of the Termination Date, the Company's obligations to make any payments or to provide any benefits under Section 2(b) shall immediately cease and all of the unexercised Options shall be canceled and all of the shares of the Restricted Stock shall be immediately forfeited.

                     g) NO MITIGATION. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2.

                     h) OTHER PLAN. The Company shall satisfy its obligations to the Employee under the Omnibus Deferral Program in accordance with the terms thereof.

                3. WITHHOLDING. The Company shall have the right to deduct from any amounts payable under this Agreement or otherwise any taxes or other amounts required by law to be withheld.

                4. EMPLOYEE RELEASE. In consideration of this Agreement, the Employee agrees to release and forever discharge the Company, its stockholders, subsidiaries, directors, officers and employees, and any affiliates, agents, representatives, successors, and assigns of any of the foregoing, including Elyo S.A., Suez Lyonnais des Eaux, Tractebel S.A./N.V., and Societe Generale de Belgique, and their respective affiliates, stockholders, officers and directors (collectively referred to as the "Releasees"), from and against any and all obligations, liabilities, damages, costs, claims, complaints, charges, or causes of actions in law or equity (collectively "Claims") that the Employee or his heirs, administrators, successors, or assigns may now have or may ever have against any Releasee, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown on the date hereof, and which have or may have arisen out of any act or omission occurring, or state of facts existing, prior to the date of execution of this Agreement, in any way related to the Employee's employment with, and services as a director of, the Company and its affiliates and the termination thereof, or in connection with the Employee's ownership of any securities of the Company or any of its affiliates, including, without limitation, (i) Claims arising under the Employment Agreement or any arrangement, plan, program, or policy for employee benefits, with the exception of any tax qualified plans under which the Employee has a vested accrued interest, (ii) any other Claims related to the Employee's employment with the Company or the termination of that employment and (iii) Claims based on federal, state, or local law or regulation or the common law, including but not limited to, Claims in any way related to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee

Retirement Income Security Act of 1974, as amended, the New York Human Rights Law, and all other applicable state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices), breach of contract, wrongful discharge, defamation or intentional infliction of emotional distress. If and to the extent a court of competent jurisdiction shall determine any part or portion of the foregoing release to be invalid or unenforceable, the same shall not affect the remainder of the release which shall be given full effect without regard to the invalid part or portion of the release.

                5. EMPLOYEE ACKNOWLEDGMENT. Employee acknowledges that he: (i) has been given the opportunity to consider the terms of this Agreement for more than twenty-one (21) days and has determined that it is in his best interest to execute this Agreement on the date hereof; (ii) is waiving claims under the Age Discrimination in Employment Act; (iii) has been advised to consult with legal counsel of his own choosing prior to the execution of this Agreement; (iv) fully understands the terms and conditions contained herein; (v) has entered into this Agreement of his own free will and was not under any undue pressure or duress;
(vi) is not waiving rights or claims that may arise after the date this Agreement is executed; (vii) has received as consideration for the waivers contained herein money and other benefits in addition to that which he is already entitled; (viii) understands that for a period of seven (7) days following the execution of this Agreement that he may revoke his waiver and release of any claims under the Age Discrimination in Employment Act. In the event the Employee so revokes his waiver and release of claims under the Age Discrimination in Employment Act, the Employee shall not be entitled to any of the payments or benefits provided in Section 2(b) hereof and in all other respects this Agreement shall remain in full force and effect.

                6.   ADDITIONAL COVENANTS.

                     a) NON DISPARAGEMENT. The Employee shall not make or publish any negative or disparaging statements, comments or remarks (whether written or oral) regarding (i) the Company, its subsidiaries, or their directors or officers, Elyo S.A., Suez Lyonnais des Eaux, Tractebel S.A./N.V., or Societe Generale de Belgique, and (ii), any person that the Employee knows to be a director, officer, employee or affiliate of any of the persons or entities named in clause (i). Except in furtherance of the Employee's employment after the date hereof, which employment does not violate Section 6(c) hereof, the Employee further agrees that he shall not discourage, or attempt to discourage, any person, firm, corporation or business entity from doing business with, or utilizing the services of, any of (iii) the Company, its subsidiaries, or their directors, officers or employees, Elyo S.A., Suez Lyonnais des Eaux, Tractebel S.A./N.V., or Societe Generale de Belgique and (iv) any person that the Employee knows to be a director, officer, employee or affiliate of any of the persons or entities named in clause (iii). The Company, its subsidiaries, their officers and directors and Elyo S.A., Suez Lyonnais des

Eaux, Tractebel S.A./N.V., and Societe Generale de Belgique and their officers and directors shall not make or publish any negative or disparaging statements, comments or remarks (whether written or oral) regarding the Employee.

                     b) UNAUTHORIZED DISCLOSURE. The Employee agrees and understands that in the Employee's position with the Company, the Employee has been exposed to and has received information relating to the confidential affairs of the Company, its subsidiaries and affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, its subsidiaries and affiliates, and other forms of information considered by the Company to be confidential and/or in the nature of trade secrets ("Confidential Information"). The term Confidential Information shall not include any information which is known, or becomes known, to the general public through no wrongful act on the part of the Employee. The Employee agrees that from and after the date of this Agreement, the Employee will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. In the event that the Employee becomes legally required to disclose any Confidential Information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this
Section 6(b) to permit a particular disclosure, the Employee will furnish only that portion of the Confidential Information which he is legally required to disclose and, at the Company's expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. This confidentiality covenant has no temporal, geographical or territorial restriction. The Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during the Employee's employment with the Company.

                     c) NON-COMPETITION. By and in consideration of the Company's entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, the Employee agrees that he will not for a period of two years following the Termination Date, directly or indirectly, own, manage, operate, join, control, be employed or retained as a consultant by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in (other than in TDEC in a manner not prohibited by Section 1 hereof), any "Restricted Enterprise" (as defined below) doing or proposing to do business in any of the territories in which, as of the Termination Date, the Company or its subsidiaries have or are developing operations; PROVIDED, that in no event shall the passive ownership as an inactive investor of less than 5% of the outstanding equity securities of any issuer (other than the Company, except for shares owned or subject to Options held on the date hereof) whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 6(c). For purposes of this Section 6(c), the term "Restricted Enterprise" shall mean any person, corporation, partnership or other entity that engages, directly or indirectly, in the development, ownership or operation of commercial or industrial energy systems, including, but not limited to, district heating or cooling, cogeneration relating to industrial and district heating and cooling, or the provision of building management services with respect to heating, ventilating or air conditioning.

                     d) NON-SOLICITATION. The Employee shall not, and shall not cause or encourage any other person to, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or any of its subsidiaries or affiliates with, or endeavor to entice away from the Company or any of its subsidiaries or affiliates, or hire or retain as a consultant or advisor, any person who was an employee of the Company, or any of its subsidiaries or affiliates on or within six month prior to the Termination Date, other than an individual who has not been employed by the Company, or any of its subsidiaries or affiliates for more than one year following such individual's termination.

                     e) COOPERATION. The Employee agrees to reasonably cooperate with the Company, its subsidiaries and affiliates and to be reasonably available to the Company, its subsidiaries and affiliates with respect to past, continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, its subsidiaries and affiliates, whether such matters are business-related, legal (including litigation) or otherwise; provided such cooperation does not materially interfere with his new full time employment. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred in connection with such cooperation.

                     f) NO EXISTING LITIGATION. The Employee represents that with respect to any act or omission occurring, or state of facts existing, on or prior to the date of execution of this Agreement, he has not filed any complaints, charges or lawsuits against any Releasee with any government agency or any court or other tribunal.

                     g) REMEDIES. The Employee agrees that any breach of the terms of Section 6(a), (b), (c) or (d) would result in irreparable injury and damage to the Company, its subsidiaries and/or affiliates for which the Company, its subsidiaries and/or affiliates would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company, its subsidiaries and/or affiliates, as applicable, shall, in addition to the remedies provided in
Section 2(f) above, be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company, its subsidiaries and/or affiliates may be entitled at law or in equity. The terms of this Section 6(g) shall not prevent the Company, its subsidiaries and/or affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee and enforcing the provisions of Section 2(f) of this Agreement. The Employee and the Company further agree that the provisions of the covenants contained in Section 6(a), (b), (c) and (d) are reasonable and necessary to protect the businesses of the Company, its subsidiaries and affiliates because of the Employee's access to Confidential Information and his material participation in the operation of such businesses. The Employee acknowledges that the Company would not have entered into this Agreement absent the inclusion of Section 6(a), (b), (c) and (d). Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 6 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

                  The Company agrees that any breach of this Agreement by the Company or its affiliates shall result in the immediate acceleration of all amounts due the Employee. The terms of this Section 6(g) shall not prevent the Employee from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages and enforcing the provisions of Section 6(a) hereof.

                  The existence of any claim or cause of action by the Employee against the Company, its subsidiaries and/or affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 6.

                     h) TDEC. In the event TDEC refinances or restructures its debt obligations, the Company shall use its good faith efforts to allocate sufficient debt basis to the Employee so that the Employee does not recognize income as a result of such refinancing or restructuring or offer the Employee the opportunity to guaranty sufficient debt to avoid income recognition on such refinancing or restructuring, but only if, in the sole discretion of the Company, such efforts (i) could not adversely impact the Company or its affiliates or TDEC, (ii) are consistent with the Company's and TDEC's obligations to their securityholders, (iii) are permitted by all applicable laws and regulations and (iv) are commercially reasonable; it being understood that the foregoing shall in no way impose any obligations upon the Company or TDEC to engage in or to refrain from engaging in any transaction, including, but not limited to, those impacting TDEC's capital structure.

                7. NO ADMISSIONS. Nothing in this Agreement shall be construed as an admission by any Releasee of any liability on its part under any federal, state, or local law or regulation or the common law. The Employee also acknowledges that he has had the opportunity to consult with an attorney prior to signing this Agreement, and that he has read and understood all of the provisions of this Agreement.

                8. ENTIRE AGREEMENT. This Agreement, the agreements governing the Options and Restricted Stock as amended by this Agreement and the letter agreement dated the date hereof between Elyo S.A. and the Employee, constitute the entire agreement between the parties with respect of the subject matter hereof and supersedes any and all other agreements either oral or in writing between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Employment Agreement, and contain all of the covenants and agreements between the parties with respect to said matters. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Releasee, or anyone acting on behalf of any Releasee, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

                9. BINDING EFFECT. This Agreement shall be binding upon any and all successors and assigns of the Employee and the Company.

                10. GOVERNING LAW. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

                11. SEVERABILITY. If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

                12. HEADINGS. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

                13. COUNTERPARTS. This Agreement may be executed in two counterparts.

                14. PRESS RELEASE; CONFIDENTIALITY. Subject to applicable law, the Parties shall mutually agree on the form of any press release relating to the Employee's resignation from the Company. Other than with respect to information provided in any such press release or required to be disclosed by court order, the Employee agrees not to disclose the terms of this Agreement to any person or entity, other than the Employee's immediate family and financial or legal advisors who agree to be bound by this confidentiality provision.

                15. ARBITRATION. Except as qualified below, any dispute arising under, out of or in connection with this Agreement shall be submitted to binding arbitration in the City of New York by and in accordance with the rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding on all parties and judgment may be entered thereon in any court. The Employee acknowledges that the Company's remedy at law for any breach or threatened breach by the Employee of Sections 6(a), (b), (c) or (d) will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief from a court of law or other tribunal restraining the Employee from violating those covenants until such time as a final and binding determination is made by the arbitrator(s).

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date indicated below.

                                              THOMAS R. CASTEN

                                              /S/ THOMAS R. CASTEN
                                              -------------------------------
                                              Dated: JANUARY 19, 2000
                                                     ------------------------

                                              TRIGEN ENERGY CORPORATION

                                              By: /S/ RICHARD E. KESSEL
                                                  ---------------------------
                                              Title: EXECUTIVE VICE PRESIDENT
                                                     ------------------------
                                              Dated: JANUARY 19, 2000
                                                     ------------------------

                                    Exhibit A

                        Separation Agreement and Release


Shares of Restricted Stock                                             38,199

Shares Underlying Vested and Unvested Options                          75,900
